Exhibit 10.1

MEMBERSHIP INTEREST, STOCK AND ASSET PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST, STOCK AND ASSET PURCHASE AGREEMENT (“Agreement”), effective as of June 15, 2012 is made by and among Mister Money Investments, Inc. (“MMI”), L. & W. Properties,  LLC,  (“L&W”), Mister Money -- RM, Inc. (“MM--RM”), Mister Money -- KY, Inc. (“MM--KY”), LWC, LLC (“LWC”), and MMRD, LLC (“MMRD”), (hereafter “Sellers,” whether reference is to one or more); Roger Dechairo, Timothy S. Lanham, Wendell G. Lanham, R. Douglas Will, M. Christine Will, R. Tedrow Will, Kathryn I. Will, K. Colette Sawyer, Joshua A. Lanham, Katie Lanham, R. Patrick Will, R. Mathew Will, Jaime B. Will, Ryan Sarmast, Jessica P. Sarmast, Benjamin Zander, and Stacey M. Zander (hereafter “Seller Affiliates,” whether reference is made to one or more); and FCFS CO, Inc. and FCFS KY, Inc.  (hereafter “Purchasers,” whether reference is made to one or more).

RECITALS:

WHEREAS, subject to the terms and conditions hereinafter set forth, Sellers desire to sell and Purchasers desire to purchase certain Assets (defined in Article I, Section 1.1) of Sellers used in connection with Sellers’ businesses conducted at the locations listed as “Asset Sale Locations” at Exhibit “A”  (the “Asset Sale Locations”), which business includes making pawn loans, making short-term loans, cashing checks, processing money transfers, selling money orders, buying and selling merchandise, and all other revenue-producing activities (the “Business”).

WHEREAS, MMI is the record and beneficial owner of 100% of the issued and outstanding shares, and all outstanding options and warrants of MM--KY and MM--RM;

WHEREAS, Once Purchasers buy MM--RM’s Assets (defined in Article I, Section 1.2(a)), Purchasers will buy 100% of the shares of MM--RM (“Shares”) , free and clear of any encumbrances. The purchase price as set forth in Article I, Section 1.3 includes consideration for MM--RM’s Shares.

WHEREAS, Purchasers will buy 100% of the membership interest (“Membership Interest”) of LWC, free and clear of any encumbrances.  The purchase price as set forth in Article I, Section 1.3 includes consideration for LWC’s Membership Interest.

WHEREAS, MM--RM and its Shares and LWC and its Membership Interest are collectively referred to as the “Target Companies’ Interest” and MM--RM and LWC are collectively referred to as the “Target Companies”.

WHEREAS, Timothy S. Lanham, Wendell G. Lanham, R. Douglas Will, M. Christine Will, R. Tedrow Will, Kathryn I. Will, K. Colette Sawyer, Joshua A. Lanham, Katie Lanham, R. Patrick Will, R. Mathew Will, Jaime B. Will, Ryan Sarmast, Jessica P. Sarmast, Benjamin Zander, and Stacey M. Zander own all of the issued and outstanding shares of MMI; and Roger Dechairo and MMI each own 50% of the membership interest in MMRD;

WHEREAS, R. Tedrow Will, Kathryn I. Will, R. Douglas Will, M. Christine Will, Timothy S.  Lanham, Wendell G. Lanham and K. Colette Sawyer own all of the issued and outstanding membership interests of L&W, which owns 100%  of LWC; and

WHEREAS the Target Companies’ assets and locations and the Asset Sale Locations listed in Exhibit A are collectively referred to as the Locations.

Capitalized terms not locally defined are defined in Article IX, Section 9.18.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants in the Agreement, and on the terms and subject to the conditions in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1.

Sale and Purchase of Assets.  Subject to and upon the terms and conditions contained in this Agreement, at the Closing (defined in Article II, Section 2.1), Sellers will sell, transfer, assign, convey and deliver to Purchasers all of the following assets of Sellers used in connection with the Business at the Asset Sale Locations, free and clear of all liens, claims and encumbrances, and Purchasers will purchase, accept and acquire from Sellers, the following:

(a)

Intangible Assets.  All of Sellers’ intangible assets relating to Sellers’ Business at the Asset Sale Locations, including, but not limited to Sellers’ right, title and interest in the licenses, and all lists of customers (active and inactive).

(b)

Pawn Loans.  All of Sellers’ outstanding pawn loans receivable (including all accrued interest thereon) and all evidence of indebtedness owed to Sellers arising out of the Business conducted at the Asset Sale Locations, together with all pawn merchandise securing same (hereafter, “Pawn Loans”).

(c)

Inventory.  All of Sellers’ inventory and merchandise at the Asset Sale Locations, including inventory subject to layaway agreements (hereafter, “Inventory”).

(d)

Payday Loans.

  All of Sellers’ outstanding payday or short-term loans receivable, whether delinquent or not,  (including all accrued interest thereon) and all evidence of indebtedness owed to Sellers arising out of the Business conducted at the Asset Sale Locations, together with all checks or other documents securing same (hereafter, “Payday Loans”).

(e)

Intellectual Property.  All intellectual property of the Business, including, but not limited to trademarks, trade names, marketing materials, slogans, and the exclusive  right to use any websites or domain names used in the Sellers’ Business.

(f)

Records.  All of Sellers’ customer (active and inactive) records, files and papers pertaining to the Business conducted at the Asset Sale Locations, including computer records, customer files, and customer credit histories; and

(g)

Equipment, Fixed Assets and Supplies.  All of Sellers’ furniture, equipment, supplies, safes, fixed assets, signs and leasehold improvements located at the Asset Sale Locations or used in connection with the Business.

(h)

Other Assets.  All other properties, assets and rights, including the contractual agreements listed in Exhibit G of Sellers and which relate to the Business and are located at the Asset Sale Locations.  Only the contractual agreements identified in Exhibit G will be assumed by Purchasers.

All of the assets described in Subsections (a) through (h) above are collectively referred to as the “Assets”.  The Assets will be allocated between Purchasers in their mutual discretion.

1.2

Sale and Purchase of MM--RM’s Assets and Target Companies’ Interest.

(a)

Sale of Assets of MM--RM.  MM--RM owns pawn shops identified on Exhibit “A” as numbers 21, 22, 23, 24, 26, 27, 28, 29, 30, 31, 32, 37, 38, 39 41, and 42.  Subject to, and on the terms and conditions contained in this Agreement, Purchasers will purchase from MM--RM all of the assets (of the type and character of the assets described at 1.1(a)-(h)) of the pawn shops owned by MM--RM, EXCEPT for store identified as #37.  After Purchasers acquire the aforementioned assets, Purchasers will acquire MM--RM’s Shares.

(b)

Sale of Shares of MM--RM.  Once Purchasers have acquired the assets, MMI will sell, assign, convey, transfer and deliver to Purchasers, and Purchasers will purchase from MMI, the entire right, title and interest in and to the Shares of MM--RM.  Purchasers will acquire the entire right, title and interest in and to all of the Shares free and clear of all encumbrances of any kind, whatsoever, other than restrictions on subsequent transfers of such interest of the type generally imposed under applicable securities and corporate legal requirements.  The purchase price as set forth in Section 1.3 includes consideration for the Shares of MM-- RM. Purchasers will be successors-in-interest to the contracts, leases and agreements listed on Exhibit “I” which related to the Business at the Target Companies’ Locations.

(c)

Sale of LWC’s Membership Interest.  Upon the terms and subject to the conditions specified in this Agreement, on the Closing Date, L&W will sell, assign, convey, transfer and deliver to Purchasers, and Purchasers will purchase from L&W, the entire right, title and interest in and to the Membership Interests of LWC, Purchasers will acquire the entire right, title and interest in and to all of the membership interests free and clear of all encumbrances of any kind, whatsoever, other than restrictions on subsequent transfers of such membership interests of the type generally imposed under applicable securities and corporate legal requirements.  The purchase price as set forth in Section 1.3 includes consideration for the  Membership Interest of LWC. Purchasers will be successors-in-interest to the contracts, leases and agreements listed on Exhibit “I” which related to the Business at the Target Companies’ Locations.

The Target Companies’ Interest will be allocated between Purchasers in their mutual discretion.

1.3.

Purchase Price.  The purchase price (“Purchase Price”) to be paid for the Assets and Target Companies’ Interest will be the sum of twenty-five million, two hundred fifty thousand dollars ($25,250,000), subject to the following potential adjustments:

(a)

The Purchase Price will be increased by 200% of the increase in Pawn Loans at the Immature Locations (identified on Exhibit “A”) from the amount of Pawn Loans as of the close of business on February 29, 2012 and the amount of the Pawn Loans as of the close of business on the day before the Closing Date (defined in Article II, Section 2.1).

(b)

The Purchase Price will be increased by 100% of the increase in Inventory at the Immature Locations from the amount of Inventory as of the close of business on February 29, 2012 and the amount of Inventory as of the close of business on the day before the Closing Date.

(c)

The Purchase Price will be increased by 100% of the increase in Payday Loans at the Immature Locations from the amount of Payday Loans as of the close of business on February 29, 2012 and the amount of the Payday Loans as of the close of business on the day before the Closing Date.

(d)

At the close of business on December 31, 2011, the combined balance for Pawn Loans and Inventory (the “Working Capital Balance”) at the Mature Locations (identified on Exhibit “A”) was $7,584,000 (Pawn Loans of $3,532,000 and Inventory of $4,052,000). The Purchase Price will be increased by 100% of the amount by which the Working Capital Balance as of the close of business on the day before the closing date exceeds $7,963,000. The Purchase Price will be decreased by 100% of the amount by which the Working Capital Balance as of the close of business on the day prior to the closing date is less than $7,205,000. There will be no adjustment if the Working Capital Balance as of the close of business on the day before the closing date is between $7,205,000 and $7,963,000.  Sellers, Seller Affiliates, and Purchasers agree that for the purposes of calculating the Working Capital Balance the Pawn Loans and Inventory balances will be obtained from Sellers’ point of sale system.

(e)

Sellers and Seller Affiliates agree to sell and Purchasers agree to purchase $10,000 operating cash on hand for each Location identified on Exhibit A.  The total amount of such cash on hand in the Locations as of the opening of business on the Closing Date will be added to the Purchase Price.

(f)

Purchasers have agreed to assume all of the rights and obligations under the currently outstanding yellow pages agreements detailed in Exhibit G with remaining payment obligations of $94,906. In exchange for Purchasers assuming the full yellow pages obligation, Sellers and Seller Affiliates agree to a Purchase Price adjustment of $47,375, which will be applied as a reduction to the Purchase Price.

  The Purchase Price, as potentially adjusted for items 1.3(a)-(f) above (the “Adjusted Purchase Price”), will be payable in cash denominated in US dollars as described in Article II, Section 2.3.

1.4.

No Assumption of Liabilities or Obligations.  Except for the Liabilities listed in  Exhibit “B”, Purchasers do not and will not assume or agree to pay, perform or discharge any Liabilities or obligations of any nature or amount whatsoever of Sellers, Seller Affiliates or the Business, whether accrued, absolute, contingent or otherwise, arising out of claims, actions or events occurring before Closing or any expense, or liability relating to the Assets or the Business transferred to Purchasers arising out of the execution or consummation of the transactions contemplated by this Agreement.

1.5.

Asset Verification.  Before the Closing Date, Purchasers will verify the existence and authenticity of Inventory, Pawn Loans,  collateral securing Pawn Loans and Payday Loans at the Locations using its own staff. Purchasers, Sellers and Seller Affiliates will cooperate to locate any missing items.

1.6.

Employee Matters.  Sellers will terminate all employees at the Locations immediately before the Closing.  Purchasers may employ one or more of the terminated employees, and Sellers will encourage terminated employees to accept employment by Purchasers. Any obligation of Sellers and Seller Affiliates with respect to Sellers’ employees (including without limitation obligations for payroll taxes, reporting, and any employment/employee contracts, plans, benefits, programs and Liabilities) accruing before  the Closing will remain the liability of Sellers and Seller Affiliates. Nothing contained in this Agreement will constitute or be construed as a contract of employment between Purchasers and such employees of Sellers, and any employee hired by Purchasers will remain subject to discharge and lay-off by Purchasers at any time. Sellers and Seller Affiliates will pay all salary, wages, commissions, bonuses, vacation pay or other compensation or benefits owed to said employees at the time of Closing, and Purchasers will assume no pre-Closing employee compensation or benefit Liabilities of Sellers and Seller Affiliates.  To limit Purchasers’ liability relating to terminated employees, Sellers agree to use its reasonable efforts to obtain insurance coverage relating to claims that may be made by employees who are terminated and not hired by Purchaser.

1.7

Tax Treatment.   The parties acknowledge and agree that because MMI and L&W  are   “S corporations” (within the meaning of Section 1361(a) of the Code) and each of the Target Companies is a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code), the purchase of the Target Companies’ Interest will automatically be treated as a purchase of the assets of the Target Companies (and, therefore, because each of the Target Companies is a “disregarded entity” for Federal and, if applicable, state income tax purposes, a purchase of assets owned by Sellers) by Purchasers for Federal and, if applicable, State income tax purposes pursuant to Example 9 under Treasury Regulation Section 1.1361-5(b)(3), necessitating the allocation of the aggregate of the Adjusted Purchase Price and liabilities of the Target Companies among the assets of the Target Companies in accordance with Section 2.6 or any specific or agreed upon allocation of said price.

ARTICLE II

CLOSING

2.1

Closing.  The closing of the sale and purchase of the Assets and the Target Companies’ Interest (“Closing”) will occur effective as of the opening of business on June __, 2012 (the “Closing Date”). Accordingly, all business transacted on the Closing Date will belong to and accrue to the benefit of Purchasers.  The Closing may take place by exchange of documents electronically, via overnight courier, facsimile, or messenger, or at such physical location as is mutually agreeable to the parties.  The Closing of this Agreement and the separate Bill of Sale and Assignment relating to the Asset Sale Locations, Sellers’ Business and assignment of the Target Companies’ Interest will be deemed to occur simultaneously.  The transaction contemplated by this Agreement will only be completed upon the execution and transfer to Purchaser of the Bill of Sale and Assignment, assignment of the Target Companies’ Interest, and the payment of the Adjusted Purchase Price to the Sellers.

2.2

Sellers’ Deliveries.  On the Closing Date, the Sellers will deliver to Purchasers the following:

(1)

A Bill of Sale in both form and substance satisfactory to Purchasers of all the Assets executed by Sellers, and if necessary, by Seller Affiliates.

(2)

Assignments in both form and substance satisfactory to Purchasers of the necessary licenses and permits of Sellers to operate the Business at the Locations executed by Sellers and if necessary, by Seller Affiliates.

(3)

Releases of any security interests in the Assets (and corresponding UCC-3 Termination Notices, to the extent applicable, each fully authorized by the secured party).

(4)

Assignment of the Target Companies’ Interest, including signed resignations from the Target Companies’ officers, directors and members, and the delivery of MM--RM’s Shares, and duly executed stock powers and certificates for all Shares

(5)

Fully executed Leases satisfactory to Purchasers for the premises at the following Locations:

#21 – 746 N. College Avenue, Fort Collins, CO

#22 – 211 E. Colorado Avenue, Colorado Springs, CO (E. Colorado Ave)

#24 – 1411 N. Cleveland Avenue, Loveland, CO

#28 – 516 E. Yellowstone Highway, Casper, WY

#30 – 111 W. Monroe Drive, Fort Collins, CO

#34 – 704 Main Street, Longmont, CO

(6)

Assignment of the Leases (and all required consents from the owner for the assignment of the Leases) satisfactory to Purchasers for the premises at the following Locations:

#23 – 348 Main Street, Security, CO

#26 – 2470 Dell Range Blvd, Cheyenne, WY

#27 – 326 West 27th Street, Scottsbluff, NE

#29 – 420 E. 29th Street, Pueblo, CO

#31 – 1006 Bonforte Blvd, Pueblo, CO

#32 – 9205 N. Washington Street, Thornton, CO

#37 – 333 E. Bridge Street, Brighton, CO

#38 – 570 N. 3rd Street, Suite C, Laramie, WY

#39 – P.O. Box 772887, 9th Street, Steamboat Springs, CO

#41 – 2406 E. Boulder Street, Suite 10, Colorado Springs, Co

#42 – 5300-A Sheridan Blvd, Arvada, CO

#61 – 1300 Winchester Road, Suite 150, Lexington, KY

#62 – 407 W. New Circle Road, Lexington, KY

#64 – 10530 Dixie Highway, Louisville, KY

#65 – 5238 Bardstown Road, Louisville, KY

#66 – 9808 Taylorsville Road, Louisville, KY

#71 – 3501 Bardstown Road, Louisville, KY

#72 – 4918 Preston Highway, Louisville, KY

2.3

Purchasers’ Deliveries.  On the Closing Date, the Purchasers will deliver the Adjusted Purchase Price less $300,000 (US) to Sellers and any third parties holding notes or debt of Sellers or Seller affiliates with security interests in the Assets by way of wire transfer or ACH as set forth in Exhibit “C”.  Purchasers will withhold the $300,000 as security for payment of amount that may be due arising out of any Seller or Seller Affiliate breach, if any, of any representations, covenants, warranties or agreements included in this Agreement. The $300,000 will not be considered liquidated damages, nor will it be considered a substitute or limitation for Purchasers’ actual damages, if any. Purchasers will remit the $300,000 that was withheld, less the amount for claims for known breaches, to MMI on behalf of all Sellers no later than six months after the Closing Date. Purchasers will have no obligation to allocate or make separate deliveries of any payment among Sellers or Seller Affiliates.

2.4

License Agreement.  On the Closing Date, Purchasers will deliver to Sellers a fully executed License Agreement, in the form and substance of that attached as Exhibit “D”.

2.5

Sellers’ Cooperation.  After the Closing Date, and as may be necessary, Sellers and if necessary, Seller Affiliates, agree to execute and deliver to Purchasers such other instruments of transfer reasonably necessary and appropriate to vest in Purchasers good, marketable and indefeasible title to the Assets and the Target Companies’ Interest and to comply with the purposes and intent of this Agreement.  Sellers and Seller Affiliates further agree to cooperate with Purchasers to obtain approval of the issuance to Purchasers of all necessary licenses and permits required to operate the Business of Sellers at the Locations.

2.6

Adjusted Purchase Price Allocation.  Purchasers and Sellers agree to allocate the Adjusted Purchase Price among the Assets and the Target Companies in substantial accordance with the respective fair market values of such assets, which allocation the parties agree is consistent with the nature of the assets acquired and in conformity with the residual method required by the Treasury Regulations under Section 1060 of the Internal Revenue Code of 1986, as amended.  Such allocation of the Adjusted Purchase Price will be reported by Purchasers and Sellers on IRS Form 8594, which will be attached to and made part of the Federal and, if applicable, state income tax returns filed by Purchasers and Sellers for their respective taxable years in which the Closing Date occurs, and such tax returns will be prepared and filed in a manner consistent with such allocation. Purchasers and Sellers agree to provide a draft of IRS Form 8594 to the other party at least fifteen (15) days prior to filing with the IRS. Neither Purchasers nor Sellers will take a position on any tax return or in any administrative or judicial proceeding with respect to any such tax return that is inconsistent with such allocation.

ARTICLE III

PURCHASERS’ REPRESENTATIONS AND WARRANTIES

Purchasers represent and warrant that the following are true and correct as of the date hereof:

3.1.

Organization and Good Standing.  Purchasers are corporations duly organized, validly existing and in good standing under the laws of the States of Colorado and Kentucky, as applicable, with all requisite power and authority to carry on the business in which they are engaged in all the states and local jurisdictions in which they operate, to own the properties they own and to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement.

3.2.

Authorization and Validity.  The execution, delivery and performance of this Agreement and the other agreements to be executed by Purchasers, and the consummation of the transactions contemplated in this Agreement, have been duly authorized by Purchasers.  This Agreement will constitute legal, valid and binding obligations of Purchasers, enforceable against Purchasers in accordance with their respective terms.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF SELLERS AND SELLER AFFILIATES

Sellers and Seller Affiliates jointly and severally represent and warrant to Purchasers that the following are true and correct as of the date hereof and as of the Closing Date:

4.1.

Organizations and Good Standing.  MMI, MM--RM, and MM--KY are corporations duly organized, validly existing and in good standing under the laws of the State of Colorado, with all requisite power and authority to carry on the business in which they are engaged in all the states and local jurisdictions in which they operate, to own the properties they own and to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement.  MMRD, L&W, and LWC are limited liability companies duly organized, validly existing and in good standing under the laws of the States of Colorado, Colorado and Kentucky, respectively, with all requisite power and authority to carry on the business in which they are engaged in all the states and local jurisdictions in which they operate, to own the properties they own and to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement.

4.2

Capitalization of Target Companies.  The entire authorized, issued and outstanding capital stock of MM--RM and Membership Interest of LWC are as follows:

MM--RM:

Company/Individual

Authorized Shares

Shares Issued/Outstanding

Mister Money Investments, Inc.

10,000,000

   10,000

LWC:

Company/Individual

Interest

L&W Properties, a Limited Liability Company

100%

All of the issued and outstanding Shares of MM--RM have been duly authorized, are validly issued, fully paid, and non-assessable, and are freely owned by MMI.  None of the Shares have been pledged, hypothecated or encumbered in any way.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require MM--RM to issue, sell or otherwise cause to become outstanding any of the capital stock of MM--RM.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to MM--RM.  Likewise, all of the Membership Interest of LWC has been duly authorized, is valid, fully paid, and non-assessable, and is freely owned by L&W and [Seller Affiliates – Sellers to name].  None of the Membership Interest has been pledged, hypothecated or encumbered in any way.  There are no outstanding rights or other contracts or commitments that could require LWC to grant, sell or otherwise cause to become outstanding any of its Membership Interest.

4.3

Ownership.  Sellers are the holders of record and beneficially own, and have good and marketable title to all of the Assets and Target Companies’ Interests, and such assets and interests are free and clear of any encumbrances, restrictions on transfer (other than any restrictions under securities or similar legal requirements), claims, taxes, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  The delivery by MMI and L&W of certificates evidencing the Target Companies’ Interest, duly endorsed for transfer or accompanied by transfer powers duly endorsed in blank, will transfer valid title to the Target Companies’ Interest to Purchasers, free and clear of any and all encumbrances whatsoever.

4.4.

Authorization and Validity.  Each of Sellers and Seller Affiliates has the full power and authority to execute and deliver and perform their obligations under this Agreement.  The execution, delivery and performance of this Agreement and the other agreements to be executed by Sellers, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Sellers.  This Agreement will constitute legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms.  Sellers have secured all necessary approvals and consents of third parties to the consummation of the transactions contemplated by this Agreement.

4.5.

Title.  Except as disclosed in Exhibit “E”, Sellers and Seller Affiliates now own the Assets and Target Companies’ Interest, free and clear of all liens, claims and encumbrances.  None of the Assets or Target Companies’ Interest are the subject of a consignment by any person or entity other than pawn loans subject to contract and/or redemption.  Upon consummation of the transactions contemplated hereby, Purchasers will receive good, valid and marketable title to each of the Assets, free and clear of all liens, encumbrances and adverse claims except for pawn loan collateral that is subject to redemption.

4.6.

Commitments.  Sellers and Seller Affiliates have not entered into any type of agreements which encumber the Assets except for pawn loans subject to redemption.

4.7.

No Violation, No Conflict, Required Filings and Consents.  Neither the execution and performance of this Agreement or the agreements contemplated in this Agreement, nor the consummation of the transactions contemplated hereby or thereby will:

(a) result in a violation or breach of any agreement or other instrument under which Sellers or Seller Affiliates are bound or to which any of the Assets or the Target Companies’ Interest are subject, or result in the creation or imposition of any lien, charge or encumbrance upon any of such Assets or Target Companies’ Interest;

(b) violate any applicable law or regulation or any judgment or order of any court or governmental agency.  Sellers have complied in all material respects with all applicable laws, regulations and licensing requirements, and have filed with the proper authorities all necessary statements and reports. Sellers possess all necessary operating licenses, franchises, permits and governmental authorizations, which rights are in full force and effect, and are being transferred hereof free of any claim, encumbrance or detriment;

(c) contravene, conflict with, or result in any violation of (i) any provision of the organizational documents of any Seller or Seller Affiliate, or (ii) any resolution adopted by the board of directors, members, or stockholders of Sellers or Seller Affiliates; and in connection therewith, Sellers and Seller Affiliates hereby waive all pre-emptive or preferential rights or rights of first refusal they may have under Sellers’ or Seller Affiliates’  organizational documents or applicable legal requirements, if any;

(d)  cause Purchasers  to become subject to, or become liable for the payment of any  tax other than sales taxes applicable to the purchase of certain assets in Colorado; or

(e)  result in a violation or breach of any provision, or give any person the right to declare  a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract to which Sellers or Seller Affiliates are  a party.

4.8.

Taxes.  Sellers have duly and timely filed all property, sales tax and all other returns and reports required to be filed by them as of the date hereof by the States of Colorado, Kentucky, Wyoming and Nebraska or any political subdivision thereof and have paid or established adequate reserves for all taxes (including penalties and interest) which have or may become due relating to the Assets, Business and the Locations.  There are no liens for Federal, state or local taxes upon any of the Assets of Sellers.

4.9

Target Companies’ Taxes.

(a)

Each Target Company and each of its predecessors have filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements (“Returns”) heretofore required to be filed under federal, state, local or any foreign laws by such Target Company or such predecessors in connection with the determination, assessment, collection or payment of taxes, and all such Returns are true, correct and complete in all material respects.

(b)

Except as set forth on Exhibit “H”, each Target Company and its Seller has within the time and in the manner prescribed by law, paid (and until the Closing Date will, within the time and in the manner prescribed by law, pay) all Taxes (as defined below) that are due and payable by or with respect to any Target Company or its Seller.

(c)

There are no liens for Taxes upon the assets of any of the Target Companies, Sellers or Seller Affiliates except liens for Taxes not yet due.

(d)

MMI and L&W have made a valid and proper election under section 1362(a) of the Code to be  S corporations, which election is still in full force and effect for Federal and, if applicable, state income tax purposes.

(e)

MMI and L&W have duly elected to treat each Target Company as a qualified subchapter S subsidiary, which election remains in full force and effect.

(f)

Except as set forth in Exhibit “H”, no deficiency for any Taxes has been proposed in writing, asserted in writing or assessed against any of the Target Companies, Sellers or Sellers Affiliates which deficiency has not been resolved and paid in full.

(g)

There are no outstanding tolling agreements, waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by any of the Target Companies, their predecessors or Sellers.

(h)

Except as set forth in Exhibit “H”,(which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no Federal, state, local or foreign audits, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns of the Target Companies.

(i)

Neither the Target Companies, Sellers nor Seller Affiliates is a party to any tax-sharing or allocation agreement, nor do any of the Target Companies, Sellers or Seller Affiliates owe any amount under any tax-sharing or allocation agreement.

(j)

No amounts payable under any plan, agreement or arrangement on account of the transactions contemplated by this Agreement will fail to be deductible for Federal income tax purposes by any of the Target Companies by virtue of Section 280G of the Code.

(k)

Each of the Target Companies and Sellers have complied (and until the Closing Date will comply) in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 or 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

(l)

None of the Target Companies have ever been (and does not have any liability for unpaid Taxes because it once was) a member of an “affiliated group” within the meaning of Section 1502 of the Code during any part of any consolidated return year within any part of which year any corporation other than such Target Company was also a member of such affiliated group.

(m)

For purposes of this Agreement, “Taxes” will mean all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by any of the Target Companies or their predecessors.

4.10

Audits, Investigations and Other Proceedings.  There are no audits, investigations or other proceedings pending or threatened by any tax, regulatory or other authority.

4.11.

Compliance with Law.  There are no existing violations by Sellers of any applicable Federal, state or local law or regulation that could affect the Assets, Locations, the Target Companies, the Target Companies’ Interest, or the Business. All Pawn Loans and Payday Loans are in compliance with the laws of the appropriate regulating authorities and are documented pursuant to contracts which comply with such laws.

4.12.

Finder’s Fee.  Sellers will be solely responsible for broker or agent fees, or commissions relating to this Agreement, if any.

4.13

MM--RM Agreements.  Except as set forth in Exhibit “I”, MM--RM is not subject to and is not a party to any employment agreement, contract, lease or other agreement which involve payment obligations.  Further, it is not subject to any agreement restricting or limiting said company’s competition or the disclosure of  its information.

4.14

MM--RM Employees.  MM--RM has furnished to Purchasers a list of each compensation arrangement for each employee or contract worker and furnished to Purchasers a copy of each employee pension plan, employee profit sharing plan and employee welfare benefit plan.

4.15

LWC Agreements.  Except as set forth in Exhibit “I”, LWC is not subject to and is not a party to any employment agreement, contract, lease or other agreement which involve payment obligations.  Further, it is not subject to any agreement restricting or limiting said company’s competition or the disclosure of its information.

4.16

LWC Employees.  LWC has furnished to Purchasers a list of each compensation arrangement for each employee or contract worker and furnished to Purchasers a copy of each employee pension plan, employee profit sharing plan and employee welfare benefit plan.

4.17.

Litigation.  Sellers and Seller Affiliates have no legal action or administrative proceeding or investigation instituted nor are Sellers or Seller Affiliates subject to any litigation or claims or are a party to any decree, judgment, arbitration award or, to the best of their knowledge threatened against or affecting, or that could affect, any of the Assets, the Locations, the Target Companies, the Target Companies’ Interest or the Business.

4.18.

Operating Licenses.  Sellers maintain in full force and effect all operating licenses and permits necessary in order to operate the Business at the Locations in accordance with applicable Federal, state and local regulations and have not received notice of cancelation or threatened cancellation.  Sellers have complied in full with all applicable Federal, state and local operating licenses relating to the Business and the Locations.  Sellers have delivered to Purchasers true and correct copies of all licenses and permits required to operate the Business.

4.19.

Accuracy of Information Furnished.  All information furnished to Purchasers by Sellers and Seller Affiliates herein or in any exhibit hereto is true, correct and complete in all material respects, including all due diligence material and all information contained therein.

4.20.

Hazardous Materials.  Sellers have never generated, released, transported, stored, handled, disposed of or contracted for the disposal of any hazardous materials other than minimal amounts used, stored or generated in the Ordinary Course of the Business and in accordance with applicable laws.  To the best of Sellers’ and Seller Affiliates’ knowledge, no employee, contractor or agent of Sellers has been exposed to any hazardous materials in such a manner as to be harmed thereby (which such harm is now known to exist or will be discovered in the future).  Sellers and Seller Affiliates are not aware of and Sellers and Seller Affiliates have not received any notice from any governmental or administrative agency that the Locations are not in compliance with any applicable environmental law(s).

4.21.

Full Disclosure.  No representation or warranty made by Sellers or Seller Affiliates in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Sellers and Seller Affiliates pursuant to this Agreement, and no statement, certificate or other document or instrument furnished or to be furnished by or on behalf of Sellers or Seller Affiliates pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, contains any untrue statement of a material fact or omits a material fact.

4.22.

Performance by Sellers Pending Closing.  Since the execution of the Indication of Interest dated March 27, 2012 and continuing through the Closing Date:

(a)

Sellers have diligently carried on and operated the Business in the Ordinary Course of Business, consistent with past practice and historical operating norms, to maintain (i) the good will of the Business, (ii) all personal property used in the Business operations in good working order; and (iii)  seasonally normal levels of Pawn Loans and Inventory;

(b)

Sellers have not, directly or indirectly, performed or failed to perform any act that might reasonably be expected to result in the creation or imposition of any lien, claim or encumbrance or debt on any of the Assets or the Target Companies’ Interest;

(c)

Sellers have not sold, assigned, transferred, leased, subleased, pledged or otherwise encumbered or disposed of any of the Assets or the Target Companies’ Interest, except in the Ordinary Course of Business, and has maintained its Business operations and the Assets substantially intact, including its present operations, physical facilities, working conditions, and relationships with customers, lessors, licensors, suppliers and employees;

(d)

Sellers have obtained or caused to be obtained all of the consents and approvals of all persons or entities necessary, if any, to assign and transfer to the Purchasers all of the Assets and the Target Companies’ Interest; and

(e)

Sellers have used their reasonable commercial efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms and conditions.

4.23

Sellers’ Ownership Interests.  The Seller Affiliates constitute every person or entity owning a direct or indirect, legal or beneficial ownership interest in any of the Sellers.  All Seller Affiliates will benefit from this transaction.

4.24

Financial Statements.  For purposes of this Agreement and the inducement thereof, Purchasers have relied upon the financial statements as described and listed in Exhibit “F”.  The financial statements have been prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and include all normal, recurring adjustments, including year-end audit adjustments necessary to make the financial statements accurate and not misleading.

4.25

Intellectual Property.  The only material trademarks used by Sellers or Seller Affiliates to identify themselves is “Mister Money” and Mister Money - USA or a derivative thereof, which is a registered trademark of MMI in the United States.  Sellers and Seller Affiliates have no knowledge that any other person is infringing on the “Mister Money” trade name.

4.26

No Material Adverse Effect.  Since January 1, 2012, the Sellers and Seller Affiliates have conducted their business in the Ordinary Course of Business and there has not been a Material Adverse Effect as defined in Article IX, Section 9.18.

4.27  MM--RM Liabilities.  MM--RM has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, as of the Closing Date, except for the liabilities set forth in Exhibit “J”. MMI will be solely responsible for all payment obligations with respect to liabilities of MM--RM as of the Closing Date.  MMI and its shareholders agree to hold harmless MM--RM, Purchasers, and Purchasers’ affiliates from all loss, cost and expense related to any MM--RM liabilities which are not disclosed on Exhibit “J” (hereafter, “MM--RM Undisclosed Liabilities”, whether reference is made to one or more), to the extent such loss, cost or expense exceeds the sum of $1,000 in the aggregate (the “MM--RM Allowable Undisclosed Liabilities Basket Amount”).  Should MM--RM, Purchasers and/or Purchasers’ affiliates elect (in their sole discretion) to pay any MM--RM Undisclosed Liabilities, or otherwise incur any loss, cost or expense relating to any MM--RM Undisclosed Liabilities, MMI will reimburse Purchasers for all such payments, and all such loss, cost and expense, within ten business days of Purchasers’ written request, to the extent the aggregate of all such payments, loss, cost and expense relating to all MM--RM Undisclosed Liabilities exceed, in the aggregate, the MM--RM Allowable Undisclosed Liabilities Basket Amount.

4.28  LWC Liabilities.  LWC has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, as of the Closing Date, except for the liabilities set forth in Exhibit “K”.  L&W will be solely responsible for all payment obligations with respect to liabilities of LWC as of the Closing Date.  L&W and its members or managers agree to hold harmless LWC, Purchasers, and Purchasers’ affiliates from all loss, cost and expense related to any LWC liabilities which are not disclosed on Exhibit “K” (hereafter, “LWC Undisclosed Liabilities”, whether reference is made to one or more), to the extent such loss, cost or expense exceeds the sum of $1,000 in the aggregate (the “LWC Allowable Undisclosed Liabilities Basket Amount”).  Should LWC, Purchasers and/or Purchasers’ affiliates elect (in their sole discretion) to pay any LWC Undisclosed Liabilities, or otherwise incur any loss, cost or expense relating to any LWC Undisclosed Liabilities, L&W will reimburse Purchasers for all such payments, and all such loss, cost and expense, within ten business days of Purchasers’ written request, to the extent the aggregate of all such payments, loss, cost and expense relating to all LWC Undisclosed Liabilities exceed, in the aggregate, the LWC Allowable Undisclosed Liabilities Basket Amount.

ARTICLE V

PURCHASERS’ COVENANTS

Purchasers will retain all pawn books and other records of Sellers (including, but not limited to, all reports and records relating to the respective state or local agencies charged with regulating pawnshop operations, payday or short-term lending and check cashing and the Internal Revenue Service) required to be retained on the business premises by applicable laws.

ARTICLE VI

SELLERS’ COVENANTS

Sellers agree that:

6.1.

Transitional Use of Point of Sale System.  Until Purchasers have completed the migration of the Business at the Locations to Purchasers’ point of sale system (but for no more than one hundred and twenty (120) days after the Closing Date), Sellers or Seller Affiliates will permit Purchasers to transact business at the Locations using the existing point of sale system. Sellers and/or Seller Affiliates will cooperate with Purchasers to obtain any necessary assignments to enable Purchasers to use the existing point of sale system, if necessary. Sellers and/or Seller Affiliates also agree to assist Purchasers as reasonably requested to gain access to and to analyze, convert, import and/or migrate point of sale data from the Sellers’ systems to the Purchasers’ systems.

6.2.

Use of Licenses.  Until all licenses and permits needed to operate the Business at the Asset Sale Locations are issued to Purchasers, Sellers and, if necessary, Seller Affiliates will permit, to the extent allowed by law, Purchasers to use the licenses and permits issued to Sellers or Seller Affiliates to operate the Business at the Asset Sale Locations.  Sellers and Seller Affiliates further agree to cooperate with Purchasers in obtaining the issuance to Purchasers of the licenses and all permits required to operate the Business at the Asset Sale Locations.  At the request of Sellers, and upon reasonable notice, Purchasers will permit Sellers to inspect the records of Purchasers required to be maintained under applicable state laws, or the laws of any political subdivision thereunder, attributable to the period during which the licenses and permits of Sellers or Seller Affiliates are used by Purchasers and before such licenses and permits are issued to Purchasers.

ARTICLE VII

INDEMNIFICATION

7.1.

Sellers’ and Seller Affiliates’ Indemnity.  Subject to the terms and conditions of this Article VII, Sellers and Seller Affiliates hereby jointly, severally and unconditionally agree to indemnify, defend and hold harmless Purchasers and their respective officers, directors, stockholders, agents, attorneys and affiliates, and subsidiaries from and against all losses, claims, causes of action obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys’ fees and expenses (collectively, “Damages”) asserted against or incurred by Purchasers by reason of or in any manner resulting from:

(a)

A breach by Sellers or Seller Affiliates of any representation, warranty or covenant contained in this Agreement or in any agreement executed as a result of or under this Agreement;

(b)

Any and all general Liability or employment Liability claims arising out of or relating to occurrences of any nature relating to the Assets, Locations, Target Companies, Target Companies Interest, or Business before  the Closing, whether any such claims are asserted before or after the Closing;

(c)

Any obligation or Liability under or related to any employee compensation or any employee benefit plans or the termination thereof arising out of or relating to occurrences of any nature relating to the Assets, Locations, Target Companies, Target Companies Interest, or Business before the Closing, whether any such claims are asserted before  or after the Closing;

(d)

Any tax filing or return or payment made, or position taken in the payment or non-payment of any tax, by Sellers or Seller Affiliates which any governmental authority challenges and which results in an assertion of Damages against Purchasers arising out of or relating to occurrences of any nature relating to the Assets, Locations, Target Companies, Target Companies Interest, or Business before the Closing, whether any such claims or payments are asserted before or after the Closing;

(e)

Any failure to comply with all applicable bulk transfer laws or fraudulent or preferential laws of the United States of America or the States of Colorado, Kentucky, Wyoming or Nebraska;

(f)

Claims arising from Liabilities or obligations not expressly assumed by Purchasers in this Agreement;

(g)

Any claims and Liabilities relating to counterbuys of Sellers;

(h)

Claims and Liabilities arising from or in any manner relating to pawn loan collateral missing as of the Closing Date; and/or

(i)

Customer or other third-party claims attributable or relating to events, or acts or omissions of Sellers or Seller Affiliates before the Closing Date, whether any such claims are asserted before or after the Closing Date; and/or

The foregoing defense and indemnification obligations of Sellers and Seller Affiliates will extend to the actual or alleged negligence of Purchasers, provided the Damages are asserted by reason of or in any manner resulting from the items enumerated (a) – (i) in this Section 7.1 and items (a) – (c) in Section 7.2.

7.2

Tax Indemnity.

(a)

Sellers will pay, indemnify, defend and hold harmless Purchasers and each Target Company from and against any and all Taxes of each Target Company with respect to any period (or any portion thereof) up to and including Closing, together with all reasonable legal fees, disbursements and expenses incurred by Purchasers and each Target Company in connection therewith.

(b)

Sellers and Seller Affiliates will prepare and file all returns of each Target Company (each, a “Return”) which (i) pertain to income tax, are required to be filed after the Closing Date and which relate to any period (or portion thereof) up to and including the Closing Date; and (ii) pertain to any Tax, are required to be filed before the Closing Date and which relate to any period (or portion thereof) up to and including the Closing Date.   Purchaser will  prepare and file all income tax Returns of each Target Company which are required to be filed after the Closing Date and relate to any period (or portion thereof) following the Closing Date.

(c)

Purchaser will prepare and file all non-income Tax Returns that relate to a taxable period of a Target Company that begins before and ends after the Closing Date (a “Straddle Period”).  For the purpose of determining the amount of such Tax that relates to the portion of the Straddle Period that begins before and ends on the Closing Date (the “Pre-Closing Period”) and the portion that begins the day after the Closing Date and ends on the last day of such period (the “Post-Closing Period”), (i) sales, use, employment and withholding Taxes and Taxes based upon or related to income or receipts shall be allocated by means of a closing of the books and records of the applicable Target Company as of the Closing Date and (ii) all other Taxes (including, without limitation, personal property and real property Taxes) will be allocated between the Pre-Closing Period and the Post-Closing Period in proportion to the number of days in each such period.

7.3

Defense by Purchasers Indemnitees.  If, in accordance with the foregoing provisions of this Article 7, Purchasers as indemnitees will be entitled to defense against a claim, cause of action, assessment or other asserted liability, and if the Sellers or Seller Affiliates fail to provide such defense, the Purchasers as indemnitees will have the right, without prejudice to their right of indemnification hereunder, in its sole discretion, to contest, defend, litigate and/or settle such claim, cause of action, assessment or other asserted liability, at such time and upon such terms as the indemnified parties i.e. Purchasers, deems fair and reasonable, in which event the Sellers and Seller Affiliates will be liable for  all of Purchasers’ (as indemnitees) attorney’s fees and other expenses of defense, plus all amounts, if any, paid in settlement or pursuant to any judgment .

7.4

Certain Tax and Other Matters.

(a)

If, in connection with the audit by the relevant taxing authority of any Return, a proposed adjustment is asserted in writing by such taxing authority with respect to any Taxes of any of the companies for which the Sellers and Seller Affiliates are required to indemnify Purchasers pursuant to Section 7.2(a) hereof, Purchasers will notify the Sellers of such proposed adjustment within ten (10) days after the receipt thereof.  Upon notice to Purchasers within ten (10) days after receipt of the notice of such proposed adjustment from Purchasers, the Sellers and Seller Affiliates assume (at the Sellers and Seller Affiliates’ own cost and expense) control of and contest and, if necessary in Sellers or Seller Affiliates’ judgment, settle such proposed adjustment.

(b)

Alternatively, if the Sellers and Seller Affiliates’ request, within ten (10) days after receipt of notice of such proposed adjustment from Purchasers, that Purchasers handle the defense of such proposed adjustment, then in that event, Purchasers will be entitled (in their sole discretion) to contest, settle or agree to pay in full such proposed adjustment.  In that case, Sellers and Seller Affiliates will be jointly and severally obligated to pay all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which Purchasers may incur, as well as all amounts, if any, paid in settlement of or pursuant to a Final Determination with respect to the proposed adjustment.  The Seller and Seller Affiliates will pay to Purchasers all amounts required to be indemnified in respect of a settlement of or a Final Determination of any such proposed adjustment within ten (10) days after written demand to the Sellers therefor, provided such settlement or Final Determination has been reached in accordance with the provisions of this Section 7.4.

(c)

For purposes of this Section 7.4, a “Final Determination” shall mean (i) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (ii) the execution of a closing agreement or its equivalent between the particular taxpayer and the Internal Revenue Service, as provided in Section 7121 and Section 7122, respectively, of the Code, or a corresponding agreement between the particular taxpayer and the particular state or local taxing authority.

(d)

Purchasers will not (and will not cause or permit any Target Company to) amend, refile or otherwise modify any Return of any Target Company with respect to any taxable period (or portion thereof) that ends on or before the Closing Date without the prior written consent of MMI and L&W, which consent will not be unreasonably withheld or delayed.  Any Tax refund (including any interest with respect thereto) relating to any Target Company for any taxable period (or portion thereof) ending on or before the Closing Date will be the property of MMI or L&W, and if received by Purchaser or any Target Company, will be promptly paid over to MMI.

7.5

Access to Certain Information.  Purchasers, Sellers and Seller Affiliates agree to furnish or cause to be furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access to books and records) pertinent to each company and assistance relating to each company as is reasonably necessary for the preparation, review and audit of financial statements, the preparation, review, audit and filing of any Tax Return, the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or which may result in the Sellers being liable under the indemnification provisions of this Section 7, provided, that access will be limited to items pertaining solely to each Target Company.  The Sellers and Seller Affiliates will grant to Purchasers access to all Tax Returns filed with respect to each Target Company.

7.6.

Purchasers’ Indemnity.  Subject to the terms and conditions of this Article VII, Purchasers hereby agree to indemnify, defend and hold Sellers harmless from and against all damages asserted against or incurred by Sellers by reason of or resulting from a breach by Purchasers of any representation, warranty or covenant contained herein or in any agreement executed pursuant hereto.

7.7.

Remedies.  Sellers, Seller Affiliates and Purchasers will have all remedies specified in this Agreement or available at law or in equity.  The remedies provided in this Article VII will not be exclusive of any other rights or remedies available by one party against the other, either at law or in equity.

ARTICLE VIII

NONCOMPETITION

8.1.

Purchasers for Purposes of Article VIII.  Purchasers for purposes of ARTICLE VIII  includes Purchasers as described in the first paragraph of this Agreement, their parents, successors, subsidiaries, or affiliates, whether now or hereafter owned, operated or managed by Purchasers.  “Consumer Finance Business” is defined as making payday loans, loans secured by personal property, unsecured loans or credit services products to customers through physical storefront locations.

8.2

Agreement to Not Compete and to Not Solicit.

(a)

As an inducement to entering into this Agreement, which Purchasers would otherwise not be willing to do, R. Douglas Will, Timothy S. Lanham, K. Colette Sawyer, M. Christine Will, Wendell G. Lanham, R. Tedrow Will, Kathryn I. Will, and MMI (collectively “Will and Lanham”) agree that before May 31, 2017, they will not (1) enter into any agreement with or indirectly solicit employees or representatives of Purchasers for the purpose of causing them to leave Purchasers to take employment with Sellers, Seller Affiliates or any other person or business entity; (2) compete, directly or indirectly, with Purchasers in the operation of a store-based pawn or Consumer Finance Business (collectively, the “Restricted Business”) owned, operated or managed by Purchasers within a 25-mile radius of any such Restricted Business owned, operated or managed by Purchasers, including current and future locations owned, operated or managed by Purchasers and not limited to the locations being acquired pursuant to this Agreement (the “Restricted Area”); (3) act as an officer, director, employee, shareholder, partner, member, agent, associate or principal of any entity engaged in the Restricted Business in the Restricted Area; (4) enter into any agreement, including franchise agreements other than with existing Mister Money franchisees relating to their franchise agreements pertaining to their existing franchise territory, for or to participate in the ownership, management, operation or control of any Restricted Business within the Restricted Area; or (5) solicit customers known to be customers of the Business or Purchasers within the Restricted Area in the Restricted Business, including those known to be past or present customers of the Business. The provision in item (5) is not intended to limit the ability of Will and Lanham to conduct business over the Internet and such Internet business will not be considered soliciting Purchasers’ customers provided that Will and Lanham are not directly soliciting customers (active or inactive) of the Business in such Internet business. Further, this agreement to not compete will not apply to an Internet-based Consumer Finance Business; Internet-based merchandise sales; selling, leasing or licensing software developed for pawn and payday loan operations; consulting to pawn and Consumer Finance Businesses  located no closer than 25-miles from any of the Locations.  Consulting with or for a company that does business on a national or multi-state basis even though it may have stores within the Restricted Area will not be a violation of this Section 8.2.

(b)

As an inducement to entering into this Agreement, which Purchasers would otherwise not be willing to do, Joshua A. Lanham, Katie Lanham, R. Patrick Will, R. Matthew Will, Jamie B. Will, Ryan Sarmast, Jessica P. Sarmast, Benjamin Zander, and Stacey M. Zander (collectively the “Restricted Parties”) agree that before May 31, 2015, they will not (1) enter into any agreement with or indirectly solicit employees or representatives of Purchasers for the purpose of causing them to leave Purchasers to take employment with Sellers, Seller Affiliates or any other person or business entity; (2) compete, directly or indirectly, with Purchasers in the operation of a Restricted Business owned, operated or managed by Purchasers within a 25-mile radius of any of the Locations. Notwithstanding any provisions to the contrary, the Restricted Parties may collectively own and operate up to three (3) store-based pawn businesses with the geographic limitation for these stores being five (5) miles rather than the 25 miles as set forth in Section 8.2(a) (“Restricted Area 2”); or (3) act as an officer, director, shareholder, partner, member, agent, associate or principal of any entity engaged in the Restricted Business in the Restricted Area 2.

(c)

As an inducement to entering into this Agreement, which Purchasers would otherwise not be willing to do,  Roger Dechairo agrees that before May 31, 2016, he will not (1) enter into any agreement with or indirectly solicit employees or representatives of Purchasers for the purpose of causing them to leave Purchasers to take employment with Sellers, Seller Affiliates or any other person or business entity; (2) compete, directly or indirectly, with Purchasers in the operation of a Restricted Business owned, operated or managed by Purchasers within a seven and one-half (7.5) mile radius of the Location located at 704 Main Street, Longmont, CO (“Restricted Area 3”); or (3) act as an officer, director, employee, shareholder, partner, member, agent, associate or principal of any entity engaged in the Restricted Business in the Restricted Area 3.

(d)

Notwithstanding anything to the contrary herein, Will and Lanham, the Restricted Parties and Roger Dechairo agree to (1) provide in an electronic format as mutually agreed by the parties all lists of customers (active and inactive) of the Business within thirty (30) days after Purchasers convert the last Location to Purchasers’ point of sale system and (2) to not use for any purpose, including solicitation, marketing or advertising, or retain a copy, whether hard copy or in an electronic format, of such lists of customers after providing such lists to Purchasers. To induce Purchasers to enter into this Agreement, Will and Lanham, the Restricted Parties and Roger Dechairo unconditionally represent and warrant to Purchasers and agree that the restrictions in the foregoing provisions are reasonable and that such provisions are enforceable in accordance with their terms.

All parties agree that the provisions of this Article VIII are reasonable and limited as to time, scope and geography.

8.3.

Breach.  In the event of the breach by Will and Lanham, the Restricted Parties or Roger Dechairo of any of the covenants contained in this Article VIII, it is understood that damages will be difficult to ascertain and Purchasers will be entitled to injunctive relief in addition to any other relief which Purchasers may have under law, this Agreement or any other agreement in connection therewith. In connection with the bringing of any action for the enforcement of this Agreement, Purchasers will be entitled to recover, whether Purchasers seek equitable relief, and regardless of what relief is afforded, such reasonable attorney’s fees and expenses as Purchasers may incur in prosecution of Purchasers’ claim for any breach hereof.  The existence of any claim or cause of action of Will and Lanham, the Restricted Parties or Roger Dechairo against Purchasers, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Purchasers of the covenants and agreements of Sellers and Seller Affiliates contained in this Article VIII.  Each party that breaches the agreement to not compete and not to solicit provisions of Section 8.2 agrees to indemnify and hold harmless Purchasers of and from all losses, damages, costs and expenses arising out of or attributable to the breach.

ARTICLE IX

GENERAL PROVISIONS

9.1.

Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

9.2.

Assignment.  Neither this Agreement nor any right created hereby will be assignable by either party hereto, without the written consent of the other parties, which will not be unreasonably withheld.

9.3.

Notice.  Any notice or communication must be in writing and given by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person, addressed to the party to be notified at the following address (or at such other address as may have been designated by written notice):

Sellers and/or Seller Affiliates:

R. Douglas Will

Timothy S. Lanham

2057 Vermont Drive

Fort Collins, Colorado 80525

with a copy to:

Kenneth C. Wolfe

1008 Centre Avenue

Fort Collins, Colorado 80526

Purchasers:

First Cash Financial Services, Inc.

690 East Lamar Blvd., Suite 400

Arlington, Texas 76011

Attn: Rick L. Wessel

Such notice will be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is mailed.

9.4.

Confidentiality.  The parties will keep this Agreement and its terms confidential except for information which is required by law to be disclosed or press releases which are customary for a publicly traded company.  Confidential information includes, but is not limited to, customer lists and files, prices and costs, business and financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation.

9.5.

Entire Agreement.  This Agreement, the exhibits hereto, the obligations of any party under any agreement executed pursuant to this Agreement, and the Bill of Sale, assignment of Target Companies’ Interest relating to the Locations will collectively be considered the entire agreement of the parties, and will supersede all prior agreements and understandings relating to the subject matter hereof.

9.6.

Costs, Expenses and Legal Fees.  Each party hereto will bear its own costs and expenses (including attorney’s fees) incurred in connection with the consummation of this transaction.

9.7.

Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof such provision will be fully severable; and the remaining provisions hereof will remain in full force and effect and will not be affected.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.8.

Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants contained herein will survive the Closing for a period of five (5) years and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Sellers, Seller Affiliates or Purchasers under this Agreement will be deemed to have been representations and warranties by Sellers and Seller Affiliates, on the one hand, or Purchasers, on the other hand, as the case may be, and will survive the Closing and any investigation made by any party hereto or on its behalf.

9.9.

Governing Law.  This Agreement and the rights and obligations of the parties hereto will be governed, construed and enforced in accordance with the laws of the State of Texas.

9.10.

WAIVER OF RIGHTS TO TRIAL BY JURY; ARBITRATION; VENUE.

A.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANYWAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE (HEREINAFTER COLLECTIVELY, "DISPUTES").

B.

EACH PARTY HEREBY AGREES AND CONSENTS THAT ALL DISPUTES WILL BE DECIDED BY BINDING ARBITRATION, CONDUCTED IN FORT WORTH, TEXAS, BEFORE ONE OR MORE ARBITRATORS (AS DESCRIBED BELOW), UNDER THE THEN CURRENT COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION. THIS AGREEMENT TO ARBITRATE WILL INCLUDE CLAIMS FOR INJUNCTIVE RELIEF.

C.

PROCEDURE FOR INJUNCTIVE RELIEF.  IN THE EVENT A PARTY SEEKS INJUNCTIVE RELIEF, THE CLAIM WILL BE ADMINISTRATIVELY EXPEDITED BY THE AAA, WHICH WILL APPOINT A SINGLE, NEUTRAL ARBITRATOR FOR THE LIMITED PURPOSE OF DECIDING SUCH CLAIM. SUCH ARBITRATOR WILL BE A QUALIFIED ATTORNEY IN GOOD STANDING, AND PREFERABLY WILL BE A RETIRED STATE OR FEDERAL DISTRICT JUDGE.  THE SINGLE ARBITRATOR WILL DECIDE THE CLAIM FOR INJUNCTIVE RELIEF IMMEDIATELY ON HEARING OR RECEIVING THE PARTIES’ SUBMISSIONS (UNLESS, IN THE INTERESTS OF JUSTICE, HE MUST RULE EX PARTE); PROVIDED, HOWEVER, THAT THE SINGLE ARBITRATOR WILL RULE ON SUCH CLAIMS WITHIN 24 HOURS OF SUBMISSION OF THE CLAIM TO THE AAA.  THE SINGLE ARBITRATOR’S RULING WILL NOT EXTEND BEYOND 14 CALENDAR DAYS AND ON APPLICATION BY THE CLAIMANT, UP TO AN ADDITIONAL 14 DAYS FOLLOWING WHICH, AFTER A HEARING ON THE CLAIM FOR INJUNCTIVE RELIEF, A TEMPORARY INJUNCTION MAY ISSUE PENDING THE AWARD.  ANY RELIEF GRANTED UNDER THIS PROCEDURE FOR INJUNCTIVE RELIEF WILL BE SPECIFICALLY ENFORCEABLE IN ANY COURT OF COMPETENT JURISDICTION ON AN EXPEDITED, EX PARTE BASIS AND WILL NOT BE THE SUBJECT OF ANY EVIDENTIARY HEARING OR FURTHER SUBMISSION BY EITHER PARTY, BUT THE COURT, ON APPLICATION TO ENFORCE A TEMPORARY ORDER, WILL ISSUE SUCH ORDERS AS NECESSARY TO ITS ENFORCEMENT.

D.

PROCEDURE AFTER A CLAIM FOR INJUNCTIVE RELIEF OR WHERE NO CLAIM FOR INJUNCTIVE RELIEF IS MADE.   THE ARBITRATOR WILL BE SELECTED AS FOLLOWS: IN THE EVENT THE PARTIES TO THE ARBITRATION AGREE ON ONE ARBITRATOR, THE ARBITRATION WILL BE CONDUCTED BY SUCH ARBITRATOR.  IN THE EVENT THE PARTIES TO THE ARBITRATION DO NOT SO AGREE, EACH SIDE (SELLERS AND SELLER AFFILIATES WILL TOGETHER BE CONSIDERED ONE SIDE) WILL SELECT ONE INDEPENDENT, QUALIFIED ARBITRATOR, AND THE TWO ARBITRATORS SO SELECTED WILL SELECT THE THIRD ARBITRATOR.  THE ARBITRATOR(S) ARE HEREIN REFERRED TO AS THE “PANEL.”  EITHER PARTY WILL HAVE THE RIGHT TO STRIKE ANY INDIVIDUAL ARBITRATOR WHO WILL BE EMPLOYED BY OR AFFILIATED WITH A COMPETING ORGANIZATION.

9.11.

Captions.  The captions in this Agreement are for convenience of reference only and will not limit or otherwise effect any of the terms or provisions hereof.

9.12.

Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

9.13.

Taxes.  Purchasers will be liable for and will indemnify Sellers against all sales and use taxes resulting from the transactions contemplated hereby. All sales taxes, income taxes, personal property taxes, real property taxes and assessments which are past due or have or will become due and payable upon any of the Assets and/or which arise in connection with the operation of the Business at the Locations before the Closing Date will be paid by Sellers or Seller Affiliates together with any penalty or interest thereon. Accordingly, Sellers or Seller Affiliates will pay all sales tax liabilities arising with respect to the period before the Closing Date. Sellers and Seller Affiliates retain all right, title and interest in all tax receivables or refunds attributable to the period before the Closing Date. All sales taxes, personal property taxes, real property taxes and assessments which become due and payable upon any of the Assets, and which first arise in connection with the operation of the Locations on or after the Closing Date will be for the account of Purchasers and will be paid by Purchasers, together with any penalty or interest thereon. Notwithstanding anything to the contrary herein, Sellers and Seller Affiliates on the one hand, and Purchasers, on the other hand, will be responsible for a pro rata share of personal property taxes and any real property taxes for the taxable period including the Closing Date. The numerator for such calculation will be the number of days the Assets were controlled by Sellers or Seller Affiliates and Purchasers, respectively, and the denominator will be 365.

9.14.

Bulk Transfer Laws.  The parties hereto waive compliance in all respect with all applicable bulk transfer laws, if any. As set forth in Section VII hereof, Sellers and Seller Affiliates jointly and severally hereby agree to indemnify and hold Purchasers harmless of and from any loss, cost, and expense of whatsoever type or nature whenever or however incurred as a result of Sellers or Seller Affiliates not paying Sellers’ or Seller Affiliates’ creditors.

9.15.

Time is of the Essence.  Time is of the essence with respect to all performance obligations under this agreement.

9.16

No Third Party Beneficiaries.  The covenants contained herein are made solely for the benefit of the parties hereto and successors and assigns of such parties as specified herein, and will not be construed as having been intended to benefit any third party which is not a party to this Agreement.

9.17

 Exhibits.  All exhibits and annexes, including supporting documentation therein are attached hereto are hereby incorporated herein by this reference.

9.18

Defined Terms.  For the purposes of this Agreement, the following words and expressions will have the following meanings:

(a)

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including, without limitation, any liability for taxes.

(b)

“Material Contract” means (i) real property leases (ii) contracts of the Sellers or Sellers’ Assets that have a remaining term in excess of twelve (12) months (unless the remaining payments are less than $10,000, and (iii) contracts of the Sellers or Sellers’ Assets that have remaining payments in excess of $25,000.

(c)

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, timing and frequency).

(d)

“Material Adverse Effect” means any change or effect that would be materially adverse to the condition (financial or otherwise), results of operations, Business, prospects, properties, assets or Liabilities of the Sellers or Seller Affiliates.

(e)

“Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

9.19

Costs Paid on Behalf of Other Party. Sellers and Purchasers agree to reimburse the other party for any non-disputed costs paid by such other party on behalf of the reimbursing party within thirty days of the Closing Date, except for prepaid rent, which will be reimbursed on the Closing Date. Specifically, but not intending to limit the scope of this paragraph, Purchasers agree to reimburse Sellers for any prepaid store rent existing as of the Closing Date as well as other costs of services or utilities paid by Sellers on behalf of Purchasers. Rent paid by either party for the month including the Closing Date will be allocated between the parties based upon the number of days the Locations are controlled by the parties. If, for example, the Sellers paid June rent and the Closing Date fell on June 16, the Purchasers would reimburse Sellers for one-half ( 15/30) of June rent.

ARTICLE X
DESIGNATION OF REPRESENTATION

Sellers and Sellers Affiliates designate R. Douglas Will and Timothy S. Lanham, whether jointly or individually, as their representatives to sign any and all agreements and documents relating to this Agreement.

[Signature pages follow.]